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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.2)

                           Circle Group Holdings, Inc.
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                               (Name of Issuer)

                                  Common Stock
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                        (Title of Class of Securities)

                                   172570 10 3
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                                (CUSIP Number)

                               December 31, 2002
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           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]  Rule 13d-1(b)
 [X]  Rule 13d-1(c)
 [ ]  Rule 13d-1(d)


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CUSIP NO.  172570 10 3
         ---------------------

  (1)     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only)

          UTEK Corporation, 59-3603677
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box If a Member of a Group (See Instructions)

          (a)   Not Applicable
          (b)   Not Applicable
          ---------------------------------------------------------------------

  (3)     Sec Use Only

          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

                  Delaware
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power

 Number of                     2,844,000
 Shares                --------------------------------------------------------
 Beneficially          (6)     Shared Voting Power
 Owned by
 Each                          -0-
 Reporting             --------------------------------------------------------
 Person with           (7)     Sole Dispositive Power

                               2,844,000
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power

                               -0-
                       --------------------------------------------------------

  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,844,000
          ---------------------------------------------------------------------

 (10) Check If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          Not Applicable
          ---------------------------------------------------------------------

 (11)     Percent of Class Represented by Amount in Row (9)

          12.08%
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person (See Instructions)

          CO
          ---------------------------------------------------------------------



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ITEM 1.

          (A)     NAME OF ISSUER   Circle Group Holdings, Inc.

          (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1011 Campus Dr., Mundelein, IL 60060

ITEM 2.

          (A)     NAME OF PERSON FILING  UTEK Corporation

          (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 202 S. Wheeler Street, Plant City, FL 33563

          (C)     CITIZENSHIP Delaware

          (E)     CUSIP NUMBER 172570 10 3


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2
          (B) OR (C), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with SS.240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with SS.240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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ITEM 4.   OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 2,844,000

          (b)  Percent of class: 12.08%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote 2,844,000

               (ii)  Shared power to vote or to direct the vote -0-.

               (iii) Sole power to dispose or to direct the disposition
                     of 2,844,000

               (iv)  Shared power to dispose or to direct the disposition of -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON. Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP. Not Applicable


ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      March 27, 2003
                                                    ------------------
                                                           Date

                                                    /s/ Carole R. Wright
                                                    ---------------------
                                                        Signature


                                                    Carole R. Wright, CFO
                                                    ----------------------
                                                        Name/Title